Exhibit 99.1

Astronics Corporation • 130 Commerce Way • East Aurora, NY • 14052-2164

For more information, contact:

Company:	Investor Relations:
David C. Burney, Chief Financial Officer	Deborah K. Pawlowski, Kei Advisors LLC
Phone: (716) 805-1599, ext. 159	Phone: (716) 843-3908
Email: david.burney@astronics.com	Email: dpawlowski@keiadvisors.com
FOR IMMEDIATE RELEASE
Astronics Corporation Reports
2019 Third Quarter Financial Results
•Sales for the quarter were $177.0 million
•Consolidated orders for the quarter were $176.6 million
•Backlog at the end of the quarter was $379.4 million
•Initiates 2020 sales guidance in the range of $770 million to $820 million
•Announces restructuring plan for antenna business
EAST AURORA, NY, November 5, 2019 – Astronics Corporation (Nasdaq: ATRO), a leading supplier of advanced technologies and products to the global aerospace, defense and other mission critical industries, today reported financial results for the three and nine months ended September 28, 2019. Financial results include the divestiture of the Test Systems’ semiconductor business on February 13, 2019.
Peter J. Gundermann, President and Chief Executive Officer, commented, "As expected, third quarter revenue was light, due in part to the continued grounding of the 737 MAX and the resulting capacity challenge affecting the global airline industry. Beyond this, we faced some headwinds that impacted our bottom line significantly. The headwinds included continued losses from the three struggling businesses discussed in previous quarters, higher tariff costs, a non-cash loss on the sale of the airfield lighting product line, and an increased reserve for a legal proceeding in Europe. In total, the detrimental impact of these issues on the quarter’s results was $15.4 million."
He added, "We are implementing a number of strategic initiatives to alleviate several headwinds and to set up for a successful 2020. We are consolidating operations, rearranging supply chains and pushing development programs to completion. We expect our actions will begin to show positively in the first quarter, and become even more evident as the year progresses."

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Astronics Corporation Reports Third Quarter Financial Results
November 5, 2019

For comparability purposes, in addition to reporting consolidated and segment results of operations on a basis consistent with U.S. generally accepted accounting principles ("GAAP"), this press release also contains certain financial information regarding consolidated sales, operating income and net income, as well as Test Systems segment sales and operating profit, adjusted to remove the sales and direct expenses of the divested semiconductor business from all periods presented. Management believes these non-GAAP measures are useful to investors in understanding the performance of the ongoing business. The reconciliation of GAAP measures to non-GAAP measures is contained in the section labeled "Reconciliation to Non-GAAP Performance Measures".

	Three Months Ended			Nine Months Ended
($ in thousands)	September 28, 2019	September 29, 2018	% Change	September 28, 2019	September 29, 2018	% Change

Sales	$177,018	$212,674	(16.8)%	$574,290	$600,339	(4.3)%
Income from Operations	$5,103	$18,344	(72.2)%	$38,557	$45,105	(14.5)%
Operating Margin %	2.9%	8.6%		6.7%	7.5%
Net Loss (Gain) on Sale of Businesses	$1,332	$—		$(78,801)	$—
Net Income	$1,210	$16,999	(92.9)%	$86,082	$34,318	150.8%
Net Income %	0.7%	8.0%		15.0%	5.7%

*Adjusted Consolidated Sales	$174,799	$179,078	(2.4)%	$566,475	$528,278	7.2%
*Adjusted Income from Operations	$3,161	$8,018	(60.6)%	$33,631	$23,875	40.9%
*Adjusted Operating Margin %	1.8%	4.5%		5.9%	4.5%
*Adjusted Net Income	$49	$9,044	(99.5)%	$22,495	$17,692	27.1%
*Adjusted Net Income %	—%	5.1%		4.0%	3.3%
* Adjusted to remove the sales and direct costs of the divested semiconductor business which was sold in February 2019.
Consolidated Review
Third Quarter 2019 Results (compared with the prior-year period, unless noted otherwise)
Consolidated sales were down $35.7 million including sales of the semiconductor business which was divested in the first quarter of 2019. Excluding the divestiture, adjusted consolidated sales were down 2.4%, or $4.3 million.
Consolidated operating income decreased to $5.1 million compared with $18.3 million in the prior-year period. Adjusted consolidated income from operations excluding the sales and direct expenses attributable to the divested semiconductor test business was $3.2 million, or 1.8% of adjusted consolidated sales, compared with $8.0 million, or 4.5% of adjusted consolidated sales, in the prior-year period.
Impacts to operating income and margin included tariff expenses of $3.2 million and a $1.7 million increase to a legal reserve for a long-term patent dispute. Also impacting operating income were operating losses of $9.2 million related to the three challenged Aerospace businesses, which included a program charge of $2.2 million. Operating losses related to the three challenged Aerospace businesses were $11.2 million in the third quarter of 2018 and $7.7 million in the preceding second quarter of 2019.
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Astronics Corporation Reports Third Quarter Financial Results
November 5, 2019

The third quarter had a $1.3 million loss on the sale of a business related to the sale of intellectual property and certain assets associated with the Airfield Lighting product line which was divested in July.
The effective tax rate for the quarter was 31.3%, compared with a tax benefit recorded in the third quarter of 2018. The 2019 third quarter tax rate was unfavorably impacted by the tax associated with the gain on the sale of the semiconductor business.
Net income was $1.2 million, or $0.04 per diluted share, compared with $17.0 million, or $0.52 per diluted share in the prior year.
Bookings were $176.6 million, for a book-to-bill ratio, excluding semiconductor activity, of 1.01:1. Backlog at the end of the quarter was $379.4 million. Approximately $175.0 million of backlog is expected to ship in the remainder of 2019.
During the quarter, under a share repurchase plan approved in December 2017, the Company repurchased 1.8 million shares at cost of $50 million completing that share repurchase plan. The average share price purchased under the plan was $27.42. Following the completion of the December 2017 stock repurchase plan, Astronics’ Board of Directors approved a new $50 million share repurchase program in September 2019, authorizing the Company to repurchase, in the aggregate, up to another $50 million of its outstanding stock.
Year-to-Date 2019 Results (compared with the prior-year period, unless noted otherwise)
Consolidated sales were down $26.0 million including sales of the semiconductor business which was divested in the first quarter of 2019. Excluding sales of the semiconductor business, adjusted consolidated sales were up 7.2%, or $38.2 million, demonstrating growth in both the Aerospace and Test Systems segments.
Consolidated operating income declined to $38.6 million compared with the prior-year period.
Adjusted consolidated operating income was $33.6 million, or 5.9% of adjusted consolidated sales, compared with $23.9 million, or 4.5% of adjusted consolidated sales, in the prior-year period. Margin expansion was driven by higher volume, which more than offset tariff expenses of  $6.8 million and the previously-mentioned $1.7 million litigation charge. The challenged Aerospace businesses had $27.6 million of operating losses, including $3.9 million in program charges and $3.6 million of inventory reserves. Losses from the challenged Aerospace businesses, including program charges in the first nine months of 2018, were $28.3 million.
The effective tax rate for the first nine months of 2019 was 22.9%, compared with 6.5% in the same period of 2018. The tax rate was unfavorably impacted by the tax associated with the gain on the sale of the semiconductor business.
Net income was $86.1 million, or $2.61 per diluted share, compared with $34.3 million, or $1.04 per diluted share in the prior year. The $80.1 million pre-tax gain on the sale of the semiconductor test business contributed $58.8 million to net income after taxes. Adjusted net income, excluding the divested semiconductor test business, was $22.5 million in the first nine months of 2019 compared with $17.7 million in the prior-year period.
Aerospace Segment Review (refer to sales by market and segment data in accompanying tables)
Aerospace Third Quarter 2019 Results (compared with the prior-year period, unless noted otherwise)
Aerospace segment sales decreased $11.9 million, or 7.0%, to $157.7 million.
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Astronics Corporation Reports Third Quarter Financial Results
November 5, 2019

Avionics sales were down $11.2 million compared with the prior-year period due to lower demand in the quarter for inflight entertainment and connectivity (“IFEC”) products and lower antenna sales. System Certification sales increased $1.0 million, or 42.6%.
Aerospace operating profit was $8.8 million, or 5.6% of sales, compared with $16.2 million, or 9.6% of sales, in the same period last year. Aerospace operating profit was down on lower volume, and was impacted by $3.2 million in tariffs and the $9.2 million of operating losses related to the challenged Aerospace businesses, which included a $2.2 million program charge.
Aerospace bookings in the third quarter of 2019 were $155.3 million, for a book-to-bill ratio of 0.98:1. Backlog was $308.2 million at the end of the third quarter of 2019.
Aerospace Year-to-Date 2019 Results (compared with the prior-year period, unless noted otherwise)
Aerospace segment sales increased by $20.1 million, or 4.0%, to $520.5 million when compared with the prior year’s first nine months.
Electrical Power & Motion sales increased $36.1 million, or 16.5%, and Lighting & Safety sales increased $10.3 million. Sales of Avionics products were down $20.9 million to $79.4 million for similar reasons as in the quarter. Systems Certification sales decreased $3.0 million compared with the first nine months of 2018.
Aerospace operating profit was $48.9 million, or 9.4% of sales, compared with $47.5 million, or 9.5% of sales, in the same period last year. Aerospace operating profit in the first nine months of 2019 benefited from higher volume and $2.3 million lower amortization expense related to acquired intangible assets. These benefits were offset by $6.8 million in tariffs and $27.6 million in operating losses related to the three challenged Aerospace businesses, which included $3.6 million in inventory reserve and $3.9 million in program charges. Operating profit in the first nine months of 2018 was negatively impacted by $28.3 million in operating loss from challenged Aerospace businesses and $1.4 million in acquisition-related inventory step-up expense.
Mr. Gundermann commented, “We believe we are on the verge of drastically reducing the losses we have seen at our three stragglers. One of them, Armstrong Aerospace, is no longer generating significant losses and is in the process of consolidating into our Connectivity Systems & Certification organization, which we refer to as CSC.
The second, CCC, is on track to wrap up the development program during the current quarter that has been driving its losses. As development expense drops off in early 2020, we expect that business will be essentially break-even for the year and profitable in the second half.
We have made the decision as well to consolidate the third, AeroSat, into CSC during the first half of 2020. We intend to narrow the focus of the company such that we continue to pursue the most promising market opportunities while minimizing costs. We will maintain an office in New Hampshire for certain engineering, program management, and sales functions, but the manufacturing operations will transition to our new CSC facility in Chicago. We are doing an assessment of that business’s initiatives to determine which we will continue and which we will not, and those decisions will drive our transition plan and timing. In any event, we expect the transition to be complete by the end of the second quarter of 2020 at the latest.”
Mr. Gundermann continued, “We also are taking actions regarding tariffs, which affect us because part of our supply chain is in China. We incurred $3.2 million in tariff expense in the third quarter and $6.8 million through the nine-month period. We are adjusting our supply base such that our
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Astronics Corporation Reports Third Quarter Financial Results
November 5, 2019

tariff exposure in 2020 will be reduced by half for the full year, and significantly reduced by year-end, assuming the rules do not change.”
Test Systems Segment Review (refer to sales by market and segment data in accompanying tables)
Test Systems Third Quarter 2019 Results (compared with the prior-year period, unless noted otherwise)
Test Segment sales decreased to $19.3 million as a result of the divestiture of the semiconductor business. Adjusted Test Systems segment sales, excluding the semiconductor test business from both periods, were up $7.6 million, or 80.0%, to $17.1 million. Freedom Communications Technologies (“FCT”), acquired in July 2019, contributed $3.0 million in sales in the third quarter.
The Test segment operating profit was $2.1 million, or 10.7% of sales, compared with operating profit of $5.8 million, or 13.5% of sales, in last year’s third quarter. Adjusted for the sale of the semiconductor business, the Test segment had operating income of $0.1 million compared with an operating loss of $4.5 million in the prior-year period. Operating income in 2019 included the results of the acquired FCT business. Operating profit for the third quarter was negatively impacted by $0.4 million in acquisition-related inventory step-up expense.
Bookings for the Test Systems segment in the quarter were $21.2 million, for a book-to-bill ratio, excluding semiconductor activity, of 1.22:1 for the quarter. Backlog was $71.1 million at the end of the third quarter of 2019.
Mr. Gundermann commented, “It has been a year of transition for our Test business. We sold the semiconductor portion in February and added Freedom Communications Technologies in July and, most recently, added Diagnosys in October. The two acquisitions complement our offerings in expanding markets: Radio test for Freedom and Transit test for Diagnosys. These are niche markets where we believe we can be successful in the immediate future.”
Test Systems Year-to-Date 2019 Results (compared with the prior-year period, unless noted otherwise)
Test Segment sales decreased to $53.8 million compared with the prior-year period. Excluding the semiconductor test business from both periods, adjusted Test Systems segment sales were  $46.0 million, up 64.9% compared with the prior year, driven by growth in the Aerospace & Defense market. FCT contributed $3.0 million in sales.
Operating profit for the segment was $4.2 million, or 7.7% of sales, compared with operating income of $10.2 million in the prior-year period. Adjusted for the sale of the semiconductor business, there was an operating loss for the segment of $0.8 million which was mostly the result of  $2.0 million in restructuring costs incurred in the second quarter. Operating loss in the prior-year period adjusted for the divestiture of the semiconductor business was $11.1 million.
2019 Outlook
We expect fourth quarter sales to be $175 to $195 million, which will result in consolidated sales for 2019 to be in the range of $750 million to $770 million. Of the total, $680 million to $690 million is expected from the Aerospace segment and $70 million to $80 million is expected from the Test segment.
Mr. Gundermann concluded, “We expect volume to step up in the fourth quarter, providing momentum as we close out the year. We will, however, incur a reserve related to the AeroSat consolidation. The reserve could be significant depending on our final plan, which will be determined by the end of the quarter. We expect the reserve to be at least $5 million and could be above $10 million.”
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Astronics Corporation Reports Third Quarter Financial Results
November 5, 2019

Consolidated backlog at September 28, 2019 was $379.4 million. Approximately 46% of the backlog is expected to ship in 2019.
The effective tax rate for 2019 is expected to be in the range of 21% to 25%, which reflects the higher tax rate on the gain on the sale of the semiconductor business.
Capital equipment spending in 2019 is expected to be between $14 million to $19 million.
2020 Outlook
The Company is initiating revenue guidance for 2020, expecting consolidated sales in the range of $770 million to $820 million. The Aerospace segment is expected to generate $690 million to  $730 million, and the Test segment is expected to see sales of $80 million to $90 million. The midpoint of revenue guidance for 2020 is $795 million, a 5% increase over the midpoint of revenue guidance for 2019.
The effective tax rate for 2020 is expected to be in the range of 18% to 22%.
Mr. Gundermann added, “This is obviously an early look at 2020, but we are optimistic about the future and believe we are well positioned. We believe our plans with CCC, AeroSat, and our supply chain will substantially improve our bottom line performance. We did assume that the 737 MAX is flying again at or near year-end 2019. We will update these numbers, of course, as time passes or if anything material changes in our market position.”
Third Quarter 2019 Webcast and Conference Call
The Company will host a teleconference today at 11:00 a.m. ET. During the teleconference, management will review the financial and operating results for the period and discuss Astronics’ corporate strategy and outlook. A question-and-answer session will follow.
The Astronics conference call can be accessed by calling (201) 493-6784. The listen-only audio webcast can be monitored at www.astronics.com. To listen to the archived call, dial (412) 317-6671 and enter replay pin number 13694912. The telephonic replay will be available from 2:00 p.m. on the day of the call through Tuesday, November 19, 2019. A transcript will also be posted to the Company’s Web site once available.
About Astronics Corporation
Astronics Corporation (Nasdaq: ATRO) serves the world’s aerospace, defense, and other mission critical industries with proven, innovative technology solutions. Astronics works side-by-side with customers, integrating its array of power, connectivity, lighting, structures, interiors, and test technologies to solve complex challenges. For over 50 years, Astronics has delivered creative, customer-focused solutions with exceptional responsiveness. Today, global airframe manufacturers, airlines, military branches, completion centers, and Fortune 500 companies rely on the collaborative spirit and innovation of Astronics. The Company’s strategy is to increase its value by developing technologies and capabilities that provide innovative solutions to its targeted markets.
For more information on Astronics and its products, visit its Web site at www.astronics.com.
Safe Harbor Statement
This news release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially from what may be stated here include the success of results at addressing
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Astronics Corporation Reports Third Quarter Financial Results
November 5, 2019

headwinds and eliminating losses at the three challenged Aerospace operations, the continuation of the trend in growth with passenger power and connectivity on airplanes, the ability of the Company to advance its Test business and have it succeed in niche markets, the success of the Company achieving its sales expectations and improving its profitability, the state of the aerospace and defense industries, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes and delivery schedules, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, the need for new and advanced test and simulation equipment, customer preferences and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this news release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.
FINANCIAL TABLES FOLLOW

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Astronics Corporation Reports Third Quarter Financial Results
November 5, 2019

ASTRONICS CORPORATION
CONSOLIDATED INCOME STATEMENT DATA
(Unaudited, $ in thousands except per share data)

	Three Months Ended		Nine Months Ended
	9/28/2019	9/29/2018	9/28/2019	9/29/2018
Sales	$177,018	$212,674	$574,290	$600,339
Cost of products sold	140,224	166,354	445,056	467,315
Gross profit	36,794	46,320	129,234	133,024
Gross margin	20.8%	21.8%	22.5%	22.2%

Selling, general and administrative	31,691	27,976	90,677	87,919
SG&A % of sales	17.9%	13.2%	15.8%	14.6%
Income from operations	5,103	18,344	38,557	45,105
Operating margin	2.9%	8.6%	6.7%	7.5%

Net loss (gain) on sale of businesses	1,332	—	(78,801)	—
Other expense, net of other income	464	253	1,197	1,091
Interest expense, net	1,547	2,511	4,576	7,326
Income before tax	1,760	15,580	111,585	36,688
Income tax expense (benefit)	550	(1,419)	25,503	2,370
Net income	$1,210	$16,999	$86,082	$34,318
Net income % of sales	0.7%	8.0%	15.0%	5.7%

*Basic earnings per share:	$0.04	$0.53	$2.65	$1.06
*Diluted earnings per share:	$0.04	$0.52	$2.61	$1.04

*Weighted average diluted shares outstanding (in thousands)	32,583	32,969	33,002	33,035

Capital expenditures	$1,933	$3,921	$8,850	$12,416
Depreciation and amortization	$8,203	$8,172	$24,183	$26,756

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Astronics Corporation Reports Third Quarter Financial Results
November 5, 2019

SEGMENT DATA
(Unaudited, $ in thousands)

	Three Months Ended		Nine Months Ended
	9/28/2019	9/29/2018	9/28/2019	9/29/2018
Sales
Aerospace	$157,702	$169,588	$520,495	$500,445
Less inter-segment	—	(9)	(5)	(62)
Total Aerospace	157,702	169,579	520,490	500,383

Test Systems	19,346	43,095	53,995	99,956
Less inter-segment	(30)	—	(195)	—
Total Test Systems	19,316	43,095	53,800	99,956
Total consolidated sales	177,018	212,674	574,290	600,339

Segment operating profit and margins
Aerospace	8,789	16,210	48,949	47,525
	5.6%	9.6%	9.4%	9.5%
Test Systems	2,075	5,833	4,166	10,151
	10.7%	13.5%	7.7%	10.2%
Total segment operating profit	10,864	22,043	53,115	57,676

Net loss (gain) on sale of businesses	1,332	—	(78,801)	—
Interest expense	1,547	2,511	4,576	7,326
Corporate expenses and other	6,225	3,952	15,755	13,662
Income before taxes	$1,760	$15,580	$111,585	$36,688

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Astronics Corporation Reports Third Quarter Financial Results
November 5, 2019

Reconciliation to Non-GAAP Performance Measures

The Company’s press release contains financial information regarding consolidated sales, operating income and net income, as well as Test Systems segment sales and operating profit, as adjusted to remove the direct effects of the semiconductor business from all periods presented. Each of these adjusted balances are non-GAAP performance measures. Management believes these non-GAAP measures are useful to investors in understanding the performance of the ongoing business.

(Unaudited, $ in thousands)

Consolidated
	Three Months Ended		Nine Months Ended
	9/28/2019	9/29/2018	9/28/2019	9/29/2018
Sales
Consolidated sales	$177,018	$212,674	$574,290	$600,339
Non-GAAP Adjustment - Remove effect of semiconductor business*	(2,219)	(33,596)	(7,815)	(72,061)
Adjusted Consolidated Sales	$174,799	$179,078	$566,475	$528,278

Income from Operations
Consolidated income from operations	$5,103	$18,344	$38,557	$45,105
Non-GAAP Adjustment - Remove effect of semiconductor business*	(1,942)	(10,326)	(4,926)	(21,230)
Adjusted Income from Operations	$3,161	$8,018	$33,631	$23,875
	1.8%	4.5%	5.9%	4.5%
Net Income
Consolidated net income	$1,210	$16,999	$86,082	$34,318
Non-GAAP Adjustment - Remove effect of semiconductor business*	(1,161)	(7,955)	(63,587)	(16,626)
Adjusted Net Income	$49	$9,044	$22,495	$17,692

Test Segment
Test Segment Sales
Test Segment Sales	$19,316	$43,095	$53,800	$99,956
Non-GAAP Adjustment - Remove effect of semiconductor business*	(2,219)	(33,596)	(7,815)	(72,061)
Adjusted Test Segment Sales	$17,097	$9,499	$45,985	$27,895

Loss from Test Segment Operations
Income (loss) from Test Segment operations	$2,075	$5,833	$4,166	$10,151
Non-GAAP Adjustment - Remove effect of semiconductor business*	(1,942)	(10,326)	(4,926)	(21,230)
Adjusted Loss from Test Segment Operations	$133	$(4,493)	$(760)	$(11,079)
	0.8%	(47.3)%	(1.7)%	(39.7)%
* The non-GAAP adjustment eliminates all semiconductor test sales and associated direct costs from all periods presented. There are significant indirect costs, overheads, and other general and administrative costs that are not included in the non-GAAP adjustment, as such functions benefited all operations and products within the Test Systems segment and have not been eliminated as a result of the divestiture. The non-GAAP adjustment to net income for the three-month and nine-month period ended September 28, 2019 also eliminates the impact of the gain on the sale of the semiconductor business, net of tax at the forecasted consolidated tax rate for 2019.

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Astronics Corporation Reports Third Quarter Financial Results
November 5, 2019

ASTRONICS CORPORATION
CONSOLIDATED BALANCE SHEET DATA
($ in thousands)
	(unaudited)
	9/28/2019	12/31/2018
ASSETS
Cash and cash equivalents	$22,795	$16,622
Accounts receivable and uncompleted contracts	159,715	182,308
Inventories	149,621	138,685
Other current assets	17,576	17,198
Assets held for sale	3,186	19,358
Property, plant and equipment, net	113,137	120,862
Other long-term assets	45,911	21,272
Intangible assets, net	132,433	133,383
Goodwill	133,594	124,952
Total assets	$777,968	$774,640

LIABILITIES AND SHAREHOLDERS' EQUITY
Current maturities of long-term debt	$191	$1,870
Accounts payable and accrued expenses	95,367	98,436
Customer advances and deferred revenue	23,525	26,880
Liabilities held for sale	—	906
Long-term debt	180,055	232,112
Other liabilities	53,038	27,811
Shareholders' equity	425,792	386,625
Total liabilities and shareholders' equity	$777,968	$774,640

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Astronics Corporation Reports Third Quarter Financial Results
November 5, 2019

ASTRONICS CORPORATION
CONSOLIDATED CASH FLOWS DATA
(Unaudited, $ in thousands)

	Nine Months Ended
	9/28/2019	9/29/2018
Cash flows from operating activities:
Net income	$86,082	$34,318
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	24,183	26,756
Provisions for non-cash losses on inventory and receivables	4,613	2,432
Equity-based compensation expense	2,943	2,349
Deferred tax benefit	(3,820)	(1,536)
Net gain on sale of businesses	(78,801)	—
Other	(792)	(507)
Cash flows from changes in operating assets and liabilities:
Accounts receivable	23,423	(52,890)
Inventories	(18,963)	(15,768)
Accounts payable	(5,494)	571
Accrued expenses	(5,867)	4,977
Other current assets and liabilities	(697)	(1,620)
Customer advanced payments and deferred revenue	(3,266)	19,241
Income taxes	5,581	(4,315)
Supplemental retirement and other liabilities	1,116	1,351
Cash provided by operating activities	30,241	15,359
Cash flows from investing activities:
Acquisition of business, net of cash acquired	(21,785)	—
Proceeds on sale of businesses	104,792	—
Capital expenditures	(8,850)	(12,416)
Other investing activities	—	(3,376)
Cash provided by (used for) investing activities	74,157	(15,792)
Cash flows from financing activities:
Proceeds from long-term debt	99,000	35,015
Payments for long-term debt	(146,080)	(47,116)
Purchase of outstanding shares for treasury	(50,000)	—
Debt acquisition costs	—	(516)
Proceeds from exercise of stock options	423	283
Other financing activities	(1,284)	—
Cash used for financing activities	(97,941)	(12,334)
Effect of exchange rates on cash	(284)	(254)
Increase (decrease) in cash and cash equivalents	6,173	(13,021)
Cash and cash equivalents at beginning of period	16,622	17,914
Cash and cash equivalents at end of period	$22,795	$4,893

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Astronics Corporation Reports Third Quarter Financial Results
November 5, 2019

ASTRONICS CORPORATION
SALES BY MARKET
(Unaudited, $ in thousands)

	Three Months Ended			Nine Months Ended
	9/28/2019	9/29/2018	% Change	9/28/2019	9/29/2018	% Change	% of Sales
Aerospace Segment
Commercial Transport	$122,212	$136,692	(10.6)%	$393,721	$402,539	(2.2)%	68.5%
Military	17,255	16,125	7.0%	57,753	46,410	24.4%	10.1%
Business Jet	12,432	9,289	33.8%	49,555	30,291	63.6%	8.6%
Other	5,803	7,473	(22.3)%	19,461	21,143	(8.0)%	3.4%
Aerospace Total	157,702	169,579	(7.0)%	520,490	500,383	4.0%	90.6%

Test Systems Segment excluding Semiconductor	17,097	9,499	80.0%	45,985	27,895	64.9%	8.0%
Total sales excluding Semiconductor	174,799	179,078	(2.4)%	566,475	528,278	7.2%	98.6%
Test-Semiconductor	2,219	33,596	(93.4)%	7,815	72,061	(89.2)%	1.4%

Total Sales	$177,018	$212,674	(16.8)%	$574,290	$600,339	(4.3)%

SALES BY PRODUCT LINE
(Unaudited, $ in thousands)

	Three Months Ended			Nine Months Ended
	9/28/2019	9/29/2018	% Change	9/28/2019	9/29/2018	% Change	% of Sales
Aerospace Segment
Electrical Power & Motion	$78,428	$78,610	(0.2)%	$255,007	$218,931	16.5%	44.3%
Lighting & Safety	44,127	43,481	1.5%	139,502	129,244	7.9%	24.3%
Avionics	19,871	31,059	(36.0)%	79,414	100,354	(20.9)%	13.8%
Systems Certification	3,384	2,373	42.6%	9,050	12,028	(24.8)%	1.6%
Structures	6,089	6,583	(7.5)%	18,056	18,683	(3.4)%	3.1%
Other	5,803	7,473	(22.3)%	19,461	21,143	(8.0)%	3.4%
Aerospace Total	157,702	169,579	(7.0)%	520,490	500,383	4.0%	90.6%

Test Systems Segment excluding Semiconductor	17,097	9,499	80.0%	45,985	27,895	64.9%	8.0%
Total sales excluding Semiconductor	174,799	179,078	(2.4)%	566,475	528,278	7.2%	98.6%
Test-Semiconductor	2,219	33,596	(93.4)%	7,815	72,061	(89.2)%	1.4%

Total Sales	$177,018	$212,674	(16.8)%	$574,290	$600,339	(4.3)%

-MORE-

Astronics Corporation Reports Third Quarter Financial Results
November 5, 2019

ASTRONICS CORPORATION ORDER AND BACKLOG TREND (Unaudited, $ in thousands)
	Q4 2018	Q1 2019	Q2 2019	Q3 2019	Trailing Twelve Months
	12/31/2018	3/30/2019	6/29/2019	9/28/2019	9/28/2019
Sales
Aerospace	$175,242	$188,501	$174,287	$157,702	$695,732
Test Systems (excluding Semi)	15,482	16,319	12,569	17,097	61,467
Sales (excluding Semi)	190,724	204,820	186,856	174,799	757,199
Test-Semiconductor	12,193	3,354	2,242	2,219	20,008
Total Sales	$202,917	$208,174	$189,098	$177,018	$777,207

Bookings
Aerospace	$175,554	$191,701	$157,631	$155,336	$680,222
Test Systems (excluding Semi)	43,300	11,812	12,675	20,892	88,679
Bookings (excluding Semi)	218,854	203,513	170,306	176,228	768,901
Test-Semiconductor	1,510	1,470	354	330	3,664
Total Bookings	$220,364	$204,983	$170,660	$176,558	$772,565

Backlog*
Aerospace	$326,047	$329,247	$310,590	$308,224
Test Systems (excluding Semi)	66,436	61,929	62,035	65,939
Backlog (excluding Semi)	392,483	391,176	372,625	374,163
Test-Semiconductor	23,034	8,975	7,087	5,198
Total Backlog	$415,517	$400,151	$379,712	$379,361	N/A

Book:Bill Ratio**
Aerospace	1.00	1.02	0.90	0.98	0.98
Test Systems excl. Semi	2.80	0.72	1.01	1.22	1.44
Total Book:Bill excl. Semi	1.15	0.99	0.91	1.01	1.02

(*) During the first quarter of 2019, Test Systems segment backlog of approximately $12.2 million was disposed of in the divestiture of the semiconductor business. Aerospace backlog of approximately $2.0 million has been removed in the second quarter of 2019 above related to the airfield lighting product line, which was divested in July 2019. Test Systems backlog of approximately $0.1 million was added in the third quarter of 2019 above related to the acquisition of FCT.

(**) Calculations of Test Systems and Total Book:Bill excludes the total semiconductor business, which does include residual warranty backlog that is expected to be recognized.

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